INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made as of the [ ] day of [ ], [ ], between AMG FUNDS LLC, a limited liability company organized under the laws of the State of Delaware and having its principal place of business in Stamford, Connecticut (“AMGF” or the “Adviser”), and AMG ETF TRUST, a Massachusetts business trust having its principal place of business in Stamford, Connecticut (the “Trust”).

WHEREAS, the Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust proposes to engage in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to initially offer shares in one series, the AMG GW&K Muni Income ETF, such series (the “Initial Fund”), together with all other series subsequently established by the Trust with respect to which the Adviser renders management and investment advisory services pursuant to the terms of this Agreement, being herein collectively referred to as the “Funds” and individually as a “Fund”.

NOW THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1. APPOINTMENT OF ADVISER.

(a) Initial Fund. The Trust hereby appoints the Adviser to act as manager and investment adviser to the Initial Fund for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b) Additional Funds. In the event that the Trust establishes one or more series of shares other than the Initial Fund with respect to which it desires to retain the Adviser to render management and investment advisory services hereunder, it shall so notify the Adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If the Adviser is willing to render such services on the terms provided for herein, it shall so notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder.

2. DUTIES OF ADVISER. The Adviser, at its own expense, shall furnish the following services and facilities to the Trust:

(a) Investment Program. The Adviser shall, subject to the provisions of Paragraph 10 hereof, (i) develop and furnish continuously an investment program and strategy for each Fund in compliance with that Fund’s investment objective and policies as set forth in the Trust’s current Registration Statement, (ii) provide research and analysis relative to the investment program and investments of each Fund, (iii) determine (subject to the overall supervision and review of the Board of Trustees of the Trust (the “Board”)) what investments shall be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund shall be held in cash or cash equivalents, and (iv) make changes on behalf of the Trust in the investments of each Fund.

(b) Proxies. The Adviser will, subject to the provisions of Paragraph 10 hereof, vote all proxies solicited by or with respect to issuers of securities in which assets of a Fund may be invested from time to time in accordance with its proxy voting policy in effect from time to time.

3. ALLOCATION OF EXPENSES. Except for the services or facilities to be provided by the Adviser set forth in Paragraph 2 above, and for the services rendered and expenses paid under Section 2 of the Second Amended and Restated Administration Agreement between the Trust and AMGF as administrator, the Trust assumes and shall pay all expenses for all other Trust operations and activities and shall reimburse the Adviser for any such expense incurred by the Adviser (it being understood that the Trust shall allocate such expenses between or among the Funds to the extent contemplated by its Second Amended and Restated Declaration of Trust). The expenses to be borne by the Trust shall include, without limitation:

(1) all expenses of organizing the Trust or forming any series thereof, to the extent now or hereafter permitted under generally accepted accounting principles applicable to registered investment companies;

(2) all expenses (including information, materials and services other than services of the Adviser) of preparing, printing and mailing all annual, semiannual and periodic reports, proxy materials and other communications (including registration statements, prospectuses and amendments and revisions thereto) furnished to existing shareholders of the Trust and/or regulatory authorities;

(3) fees involved in registering and maintaining registration of the Trust and its shares with the Securities and Exchange Commission and state regulatory authorities;

(4) any other registration, filing or other fees in connection with requirements of regulatory authorities;

(5) expenses, including the cost of printing of certificates, relating to the issuance of shares of the Trust;

(6) to the extent not paid by the Trust’s distributor, the expenses of maintaining a shareholder account and furnishing, or causing to be furnished, to each shareholder a statement of his account, including the expense of mailing;

(7) taxes and fees payable by the Trust to federal, state or other governmental agencies;

(8) expenses related to the redemption of its shares, including expenses attributable to any program of periodic redemption;

(9) all issue and transfer taxes, brokers’ commissions and other costs chargeable to the Trust in connection with securities transactions to which the Trust is a party, including any portion of such commissions attributable to research and brokerage services as defined by Section 28(e) of the Securities Exchange Act of 1934, as amended from time to time (the “1934 Act”);

(10) the charges and expenses of the custodian appointed by the Trust, or any depository utilized by such custodian, for the safekeeping of its property;

(11) charges and expenses of any shareholder servicing agents, transfer agents and registrars appointed by the Trust, including costs of servicing shareholder investment accounts;

(12) charges and expenses of independent accountants retained by the Trust;

(13) fees and expenses for legal services in connection with the affairs of the Trust, including reasonable fees charged and expenses incurred by the Adviser, if any, for performing such legal services for the Trust;

(14) compensation and expenses of Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act);

(15) expenses of shareholders’ and Trustees’ meetings;

(16) membership dues in, and assessments of, the Investment Company Institute or similar organizations;

(17) insurance premiums on fidelity, errors and omissions and other coverages;

(18) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 of the 1940 Act;

(19) such other non-recurring expenses of the Trust as may arise, including expenses of actions, suits, or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its Trustees or shareholders with respect thereto;

(20) fees and expenses incurred in connection with registering and qualifying the Trust’s shares with federal and state regulatory authorities, including reasonable fees charged and expenses incurred by the Adviser, if any, for performing such services for the Trust; and

(21) fees and expenses for fund accounting services, including reasonable fees charged and expenses incurred by the Adviser, if any, for performing such fund accounting services for the Trust.

4. FEES. For the services and facilities to be provided by the Adviser as set forth in Paragraph 2 hereof, and for the services rendered and expenses paid under Section 2 of the Second Amended and Restated Administration Agreement between the Trust and AMGF as administrator, the Trust shall pay to the Adviser an annual fee as set forth on Schedule A to this Agreement.

In the case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect. For the avoidance of doubt, the Adviser may, within its discretion, from time to time, waive and/or otherwise limit any portion of its fees and may pay to or reimburse a Fund for any other expenses of such Fund for any time period.

5. PORTFOLIO TRANSACTIONS. In connection with the management of the investment and reinvestment of the assets of the Trust, the Adviser, acting by its own officers, directors or employees or by a duly authorized subcontractor, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Trust. In executing portfolio transactions and selecting brokers or dealers, if any, the Adviser will use its best efforts to seek on behalf of a Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to any Fund of the Trust and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. With the prior approval of the Trustees, the Adviser may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. Such prior approval may be obtained from the Trustees with respect to the Adviser’s investment program and need not be obtained on a transaction-by-transaction basis.

6. RELATIONS WITH TRUST. Subject to and in accordance with the Second Amended and Restated Declaration of Trust and By-laws of the Trust and the Limited Liability Company Agreement and By-laws of the Adviser, it is understood that Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, officers, or otherwise, that directors, officers, agents and shareholders of the Adviser (or any successor) are or may be interested in the Trust as Trustees, officers, shareholders or otherwise, that the Adviser (or any such successor thereof) is or may be interested in the Trust as a shareholder or otherwise and that the effect of any such adverse interests shall be governed by said Second Amended and Restated Declaration of Trust, Limited Liability Company Agreement and By-laws.

7. LIABILITY OF ADVISER. Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement. Nor shall any provision hereof be deemed to protect any Trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of his duties or the reckless disregard of his obligations and duties.

8. DURATION AND TERMINATION OF THIS AGREEMENT.

(a) Duration. This Agreement shall become effective with respect to the Initial Fund on the date hereof and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Adviser in accordance with Paragraph 1(b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the Initial Fund and, with respect to each additional Fund, for two years from the date on which such Fund becomes a Fund hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is approved at least annually (a) by either the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, and (b) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval to the extent required by applicable law.

(b) Amendment. Any amendment to this Agreement must be by an instrument in writing signed by the parties.

(c) Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case on sixty (60) days’ prior written notice to the other party.

(d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act) to the extent required by applicable law.

(e) Approval, Amendment or Termination by Individual Fund. Any approval, amendment or termination of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such action shall be required by any applicable law or otherwise.

9. SERVICES NOT EXCLUSIVE. The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

10. SUBCONTRACTORS. The Trust hereby agrees that the Adviser may subcontract for the performance of any of the services contemplated to be rendered by the Adviser to any Fund hereunder.

11. LIMITATION OF LIABILITY. The term “AMG ETF Trust” means and refers to the Trustees from time to time serving under the Second Amended and Restated Declaration of Trust dated June 11, 2025 as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust, as provided in the Second Amended and Restated Declaration of Trust. The execution and delivery of this Agreement has been authorized by the Trustees and the initial shareholder of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Second Amended and Restated Declaration of Trust.

12. RESERVATION OF NAME. The parties hereby acknowledge that AMG Funds LLC has reserved the right to grant the nonexclusive use of the name “AMG Funds,” “AMG” or any derivative thereof to any other investment company, investment adviser, distributor or other business enterprise, and to withdraw from the Trust the use of the name “AMG Funds” or “AMG”. The name “AMG” or “AMG Funds” will continue to be used by the Trust so long as such use is mutually agreeable to AMG Funds LLC and the Trust.

13. MISCELLANEOUS.

(a) Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

(b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

(c) Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

(d) This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

14. SUBADVISER OVERSIGHT.

Without limiting any other power or authority set forth elsewhere in the Investment Management Agreement, or pursuant to any law or otherwise, of the Adviser to delegate its responsibilities under the Investment Management Agreement in respect of any Fund to one or more other parties, and without limiting any obligation of the Adviser under the Investment Management Agreement, in any case where the Adviser has subcontracted, as contemplated by Section 10 of the Investment Management Agreement, with a subadviser for the performance of any services to be rendered by the Adviser to any Fund under Section 2 or Section 5 of the Investment Management Agreement (a “Subadviser”), the Adviser shall take the following actions in respect of the performance by the Subadviser of its obligations regarding the Fund:

(1) perform periodic detailed analysis and reviews of the performance by each Subadviser of its obligations to a Fund, including without limitation analysis and review of portfolio and other compliance matters and review of each Subadviser’s investment performance in respect of a Fund;

(2) prepare and present periodic reports to the Board regarding the investment performance of each Subadviser and other information regarding each Subadviser, at such times and in such forms as the Board may reasonably request;

(3) review and consider any changes in the personnel of each Subadviser responsible for performing the Subadviser’s obligations and make appropriate reports to the Board;

(4) review and consider any changes in the ownership or senior management of each Subadviser and make appropriate reports to the Board;

(5) perform periodic in-person or telephonic diligence meetings, including with respect to compliance matters, with representatives of each Subadviser;

(6) assist the Board and management of the Trust in developing and reviewing information with respect to the initial approval of each agreement with a Subadviser (a “Subadvisory Agreement”) and annual consideration of each Subadvisory Agreement thereafter;

(7) prepare recommendations with respect to the continued retention of any Subadviser or the replacement of any Subadviser, including at the request of the Board;

(8) identify potential successors to or replacements of any Subadviser or potential additional Subadvisers, perform appropriate due diligence, and develop and present to the Board a recommendation as to any such successor, replacement, or additional Subadvisers, including at the request of the Board;

(9) designate and compensate from its own resources such personnel as the Adviser may consider necessary or appropriate to the performance of its services; and

(10) perform such other review and reporting functions as the Board shall reasonably request consistent with the Investment Management Agreement and applicable law.

The Adviser shall perform the obligations under the Investment Management Agreement relating generally to the investment program of a Fund to the extent not delegated to a Subadviser.

15. NO THIRD-PARTY BENEFICIARIES. No shareholder or any person other than the Fund and the Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser (including without limitation any fiduciary duty) to any shareholder or person other than the Fund, and all of the rights, duties, and obligations referred to in the foregoing clauses (i) and (ii) are hereby expressly excluded from this Agreement.

16. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

AMG ETF Trust

By:
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

AMG FUNDS LLC

By:
Name: Keitha L. Kinne
Title: Managing Director

SCHEDULE A

Fees pursuant to Paragraph 4

The Trust shall pay to AMGF an annual gross fee at the rates included in the table below of the average daily net assets of the applicable Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Fund	Fee
AMG GW&K Muni Income ETF	0.29%